Exhibit 4.3

PV NANOCELL LTD.

(the “Company”)

WARRANT CERTIFICATE

Registered holder of the Warrant: Mr. Eli Kirstein (the “Holder”).

Number of Ordinary Shares par value NIS 0.01 issuable upon exercise of this Warrant: US $4,050 divided by the highest price per share, of the shares issued by the Company in the next equity investment round in the Company (“Next Round”) (the “Warrant Shares”). Each Warrant exercise price per share shall be the highest price per share of the Next Round (the “Exercise Price”).

Expiry Date of this Warrant: July 22, 2016 or the consummation of an IPO or an M&A Transaction, the earlier to occur.

The term “IPO” shall mean an initial public offering of the Company's shares in a public offering pursuant to a registration statement under the United States Securities Act of 1933, as amended, or any equivalent law of another jurisdiction in any locality.

The term “M&A Transaction” shall mean (i) any event of consolidation, merger or reorganization of the Company, in one transaction or series of related transactions, following which holders of the majority of the Company’s Ordinary Shares outstanding immediately prior to such transaction or series of related transactions, hold less than 50% of the issued and outstanding shares of the entity surviving such transaction or series of related transactions or an entity controlling such surviving entity, or (ii) the sale or transfer by the Company of all or substantially all of its assets for cash or other consideration, or licensing (excluding business licenses granted in the ordinary course of business) of all or substantially all of the intellectual property of the Company or sale of all or substantially all of the Company's issued and outstanding share capital, to any other entity or person, other than a wholly-owned subsidiary of the Company.

Adjustment of Exercise Price and Number of Warrant Shares

The number and kind of shares purchasable initially upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

a.       Adjustment for Shares Splits and Combinations. If the Company at any time or from time to time effects a subdivision of its outstanding Shares, the number of Warrant Shares issuable upon exercise of this Warrant immediately before the subdivision shall be proportionately increased, and conversely, if the Company at any time or from time to time combines the outstanding Shares, the number of Warrant Shares issuable upon exercise of this Warrant immediately before the combination shall be proportionately decreased. Any adjustment under this Subsection (a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

b.       Adjustment for Certain Dividends and Distributions In the event the Company at any time, or from time to time makes, or fixes a record date for the determination of holders of Shares entitled to receive a dividend or other distribution payable in additional shares of Shares, then and in each such event the number of Warrant Shares issuable upon exercise of this Warrant shall be increased as of the time of such issuance or, in the event such a record date is fixed, as of the close of business on such record date, by multiplying the number of Shares issuable upon exercise of this Warrant by a fraction: (i) the numerator of which shall be the total number of Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Shares issuable in payment of such dividend or distribution, and (ii) the denominator of which is the total number of shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed thereof, the number of Warrant Shares issuable upon exercise of this Warrant shall be recomputed accordingly as of the close of business on such record date and thereafter the number of shares of Shares issuable upon exercise of this Warrant shall be adjusted pursuant to this Subsection (b) as of the time of actual payment of such dividends or distributions.

c.       Adjustment for Reclassification, Exchange and Substitution If the Warrant Shares issuable upon the exercise of this Warrant are changed into the same or a different number of shares of any class or classes of shares, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or shares dividend or a reorganization, merger, consolidation or sale of assets, provided for elsewhere in this Section), then and in any such event the Holder shall have the right thereafter to exercise this Warrant into the kind and amount of shares and other securities receivable upon such recapitalization, reclassification or other change, by holders of the number of shares of Shares for which this Warrant might have been exercised immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein and under the Company’s Articles of Association.

d.       Reorganization, Mergers, Consolidations or Sales of Assets If at any time from time to time there is a capital reorganization of the Company’s Shares (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Subsection) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company’s properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, the number of shares or other securities or property of the Company, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Shares deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case (except to the extent any cash or property is received in such transaction), appropriate adjustment shall be made in the application of the provisions of this Subsection and the Company’s Articles of Association with respect to the rights of the Holder after the reorganization, merger, consolidation or sale to the end that the provisions of this Subsection and the Company’s Articles of Association (including adjustment of the number of shares of Shares issuable upon exercise of this Warrant) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable.

e.       Other Transactions. If at any time the Company shall issue shares to its shareholders as a result of a split-off, spin-off or the like, then the Company shall give the Holder written notice by registered or certified mail, postage prepaid, of the date of which such split-off, spin-off or the like shall take place. Such notice shall be given at least 14 (fourteen) days prior to the action in question and not less than 14 (fourteen) days prior to the record date in respect thereto.

f.       Adjustment of Warrant Exercise Price. Upon each adjustment in the number of Warrant Shares purchasable hereunder, the Warrant Exercise Price shall be proportionately increased or decreased, as the case may be, in a manner that is the inverse of the manner in which the number of Warrant Shares purchasable hereunder shall be adjusted.

This Warrant certifies that, at any time from the date hereof and until the Expiry Date, the Holder is entitled to subscribe for and purchase any part of the Warrant Shares for the price set above, at the Exercise Price.

The exercise of the Warrant is made by the surrender of this Warrant, with a duly executed notice of exercise at the principal office of the Company, together with proper payment. Payment for Warrant Shares shall be made by bank check or bank checks, payable to the order of the Company, or by wire transfer.

If this Warrant is exercised in part, this Warrant must be exercised for a number of whole Warrant Shares, and the Holder is entitled to receive a new Warrant covering the number of Warrant Shares in respect of which this Warrant that has not been exercised. This Warrant may be exercised in part no more than three times. Should this Warrant or any part of it not be exercised in accordance with the aforementioned terms prior to the Expiry Date, the Warrant or the un-exercised part of it (as the case may be) shall expire and be of no force or effect. Following the exercise of this Warrant, the Company will issue a certificate or certificates in the name of Holder for the Warrant Shares to which the Holder shall be entitled within a reasonable time.

Until this Warrant is exercised (or any part thereof), the Warrant and the Warrant Shares represented hereunder do not entitle the Holder hereof to any rights as shareholder of the Company.

Any taxes, charges, expenses or fees relating to the exercise of this Warrant and/or the sale of the Warrant Shares shall be payable by the Holder and the provision for such taxes shall be made to the satisfaction of the Company prior to any exercise, sale or other disposition made with respect to the Warrant and/or the Warrant Shares.

The Warrant Shares which may be purchased hereunder may be acquired for investment purposes only and will not be registered under the securities laws of any country. This Warrant may not be exercised and the Warrant Shares may not be resold or offered for sale in the absence of such registration or an opinion of counsel satisfactory to the Company and its counsel that such registration is not required under applicable laws. The Warrant Shares which may be purchased hereunder will be subject to certain rights of first refusal and other provisions as set forth in the Articles.

This Warrant may not be assigned or transferred by the Holder.

Given in Israel, this July 22, 2014

_______________________________

P.V. NanoCell Ltd.

Confirmed and Accepted:

__________________________

Mr. Eli Kirstein